REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA

Laureate Capital LLC (the "Asserting Party") is responsible for assessing compliance, as of December 31, 2006 and for the period from March 1, 2006 (date the first pool subject to Regulation AB was securitized) thru December 31,2006 (the "Reporting Period"), with the servicing criteria set forth in Item 1122 (d) of Regulation AB, excluding the criteria set forth in Item 1122(d)(ii), 1122(d)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(3)(i) through 1122(d)(4)(iii), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(ix), 1122(d)(4)(xii), 1122(d)(4)(xiv) and 1122(d)(4)(xv), which the Asserting Party has determined are not applicable to the servicing activities performed by it with respect to the asset backed securities and transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the "Applicable Servicing Criteria"). Management's assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.

The Asserting Party has assessed compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform taken as a whole.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report for Laureate's assessment of compliance with the applicable servicing criteria as of December 31, 2006 and for the reporting period as set forth in this assertion.

REGULATION AB SECTION 229.1122(D) ITEM 1122 D SERVICING CRITERIA

Regulation AB Reference/Servicing Criteria	Applicable Servicing Criteria/Compliance

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Laureate is in compliance
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor die third party's performance and compliance with such servicing activities.	Not Applicable
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	Not Applicable
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Laureate is in compliance.
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

Laureate is in compliance.
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Not Applicable
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed, and approved as specified in the transaction agreements.

Not Applicable
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Laureate is in compliance.

LaureateCapital
-Mortgage Bankers-

REGULATION AB SECTION 229.1122(D) ITEM 1122 D SERVICING CRITERIA

Regulation AB Reference/Servicing Criteria	Applicable Servicing Criteria/Compliance

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.	Laureate is in compliance.
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Laureate is in compliance.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Laureate is in compliance.
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.	Not Applicable
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Not Applicable
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer's investor records, or such other number of days specified in the transaction agreements.	Not Applicable
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, other form of payment, or custodial bank statements.	Not Applicable
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Not Applicable - Laureate did not hold any original loan documents in 2006
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	Not Applicable
1122(d)(4)(iii)	Any additions, removals, or substitutions to the asset pool are made, reviewed, and approved in accordance with any conditions or requirements in the transaction agreements.	Not Applicable
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest, or other items (e.g., escrow) in accordance with the related mortgage loan documents.

Laureate is in compliance regarding payments on mortgage loans.
Not Applicable - No loan payoffs processed during January 1, 2006 thru December 31, 2006 for the loan pools securitized in 2006 as indicated above.

1122(d)(4)(v)	The Servicer's records regarding the mortgage loans agree with the Servicer's records with respect to an obligor's unpaid principal balance.	Laureate is in compliance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Not Applicable - No changes to terms or status of an obligor's mortgage loan during January 1, 2006 thru December 31, 2006 for the loan pools securitized in 2006 as indicated above.

LaureateCapital
-Mortgage Bankers-

REGULATION AB SECTION 229.1122(D) ITEM 1122 D SERVICING CRITERIA

Regulation AB Reference/Servicing Criteria	Applicable Servicing Criteria/Compliance

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted, and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

Not Applicable
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters, and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

Laureate is in compliance.
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Not Applicable - There are no ARM loans in the 2006 securitizations indicated above.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(A) Laureate is in compliance.
(B) Laureate is in compliance.
(C) Not Applicable -No loan payoffs processed during January 1, 2006 thru December 31, 2006 for the loan pools securitized in 2006 as indicated above.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

Laureate is in compliance.
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.

Not Applicable - No late payment penalties were assessed for loans in the loan pools securitized in 2006 as indicated above.
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.

Laureate is in compliance.
1122(d)(4)(xiv)	Delinquencies, charge-offs, and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Not Applicable
1122(d)(4)(xv)	Any external enhancement or other support identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Not Applicable

/s/ Jorjeana L. Quinn	/s/ Joseph Shaffer
Jorjeana L. Quinn	Joseph Shaffer
Assistant Vice President/Compliance Management	Senior Vice President/Chief Financial Officer